Exhibit 10.1

Amendment to the

Local Bounti Corporation

2021 Equity Incentive Plan

This Amendment (this “Amendment”) to the Local Bounti Corporation 2021 Equity Incentive Plan (the “Plan”) is dated as of June 13, 2024.

WHEREAS, pursuant to Section 23(a) of the Plan, the Administrator has the authority to amend the Plan, subject to the extent necessary and desirable to comply with Applicable Laws; and

WHEREAS, the Board deems it advisable and in the best interests of the Company and its stockholders to amend the Plan to increase the number of shares for which awards may be granted under the Plan by an additional 510,000 shares.

NOW THEREFORE, it is hereby acknowledged and agreed that:

1.	Defined Terms. Capitalized terms used herein, but not otherwise defined herein, have their respective meanings ascribed to them in the Plan.

2.	Amendment. Section 3(a) of the Plan shall be, and is, hereby amended and restated in its entirety as follows:

Stock Subject to the Plan. Subject to the provisions of Sections 3(b) and 16 of the Plan, the maximum aggregate number of Shares that may be issued under the Plan is 1,439,380 Shares. The Shares may be authorized, but unissued, or reacquired Common Stock. Notwithstanding the foregoing, subject to the provisions of Section 16 below, in no event shall the maximum aggregate number of Shares that may be issued under the Plan pursuant to Incentive Stock Options exceed the number set forth in this Section 3(a) plus, to the extent allowable under Section 422 of the Code and the regulations promulgated thereunder, any Shares that again become available for issuance pursuant to Sections 3(b) and 3(c).

3.

Reference to and Effect on the Plan. Except as specifically amended hereby, the Plan shall remain in full force and effect and otherwise unmodified. All references in the Plan to the “Plan” shall mean the Plan as amended hereby.

4.	Effectiveness. This Amendment is effective as of the date first written above.

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